FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    October 23, 2002



                            GREATER COMMUNITY BANCORP

             (Exact name of registrant as specified in its charter)





          NEW JERSEY                01-14294                22-2545165

        (State of other           (Commission             (IRS Employer
         jurisdiction of            File No.)              Identification No.)
         incorporation)



         55 UNION BOULEVARD, TOTOWA, NJ                    07512

(Address of principal executive offices)                 (Zip Code)




Registrant's telephone number, including area code: 973-942-1111





        (Former name or former address, if changed since last report)

Item 5.  Other Events


On October 21, 2002, Greater Community Bancorp (Nasdaq: GFLS) today reported net income for the quarter ended September 30, 2002 of $1.2 million or $0.16 per diluted share. Net income for the quarter ended September 30, 2001 was $1.4 million or $0.19 per diluted share.

In a move that will reduce interest expense substantially going forward and still preserve the Company's strong capital position, Greater Community issued $24.0 million of trust-preferred securities with an interest rate of 8.45% on June 28, 2002, refinancing a prior issue at 10%, which was redeemed on July 8, 2002. As a result of this refinancing, the Company will realize approximately $350,000 in annual interest savings. In connection with this redemption, an after-tax charge of $670,000 was recorded to eliminate the unamortized portion of the financing expense for this issue.

On January 1, 2002, the Company adopted a new accounting standard, which eliminates the amortization of goodwill. Excluding the one-time charge to write off the deferred costs and 2001 goodwill amortization of $194,000, net income for the quarter ended September 30, 2002 would have been $1.8 million or $0.25 per diluted share, a 16.9% and 13.6% increase in net income and diluted earnings per share, respectively.

For the nine months year-to-date, net income was $5.3 million, up 31.6% from the $4.0 million reported for the first nine months of 2001. Diluted per share earnings were $0.71, a 26.8% increase from $0.56 reported in the same 2001 period. Excluding the aforementioned one-time charge as well as the 2001 goodwill amortization, income and per share earnings rose 29.5% and 25.0%, respectively. All per share amounts have been adjusted to reflect the 5% stock dividend paid on July 31, 2002.

For the third quarter of 2002, returns on average equity ("ROE") and average assets ("ROA") were 9.5% and 0.67%, respectively, compared to 12.8% and 0.85% for the prior year third quarter. Adjusted to exclude the 2002 impact of the one-time redemption charge to write off deferred financing costs and the 2001 amortization of goodwill, ROE and ROA were 14.9% and 1.06%, respectively, compared to 14.6% and 0.97% for the prior year third quarter. For the nine months year-to-date, ROE and ROA were 16.5% and 1.17%, respectively, compared to 14.6% and 0.97% for the same 2001 period, adjusted to exclude the 2002 redemption charge and the 2001 amortization of goodwill.

George E. Irwin, President and CEO of Greater Community Bancorp, commented, "We've experienced substantial loan growth over the past twelve months. More recently, however, loan growth was moderate as a result of high levels of refinancing activity in our marketplace. Our successful community banking business model continues to attract new customers, as well as deposits to fund ongoing loan growth. We still see good lending opportunities going forward, although at a slower rate."

Operating revenue, consisting of net interest income and non-interest income excluding securities gains of $122,000, totaled $8.2 million for the third quarter of 2002, an increase of 16.9% over the prior year's third quarter. Net interest income increased 22.1% to $6.8 million, and reflected 7.1% increase in average earning assets coupled with a 52 basis point improvement in the net interest margin to 4.11%. The margin benefited from the decline in interest rates compared to the 2001 third quarter, in combination with a more favorable mix of deposits.

Excluding securities gains, non-interest income for the third quarter of 2002 was $1.3 million, down 3.6% from the $1.4 million reported last year, mainly as a result of a lower level of leasing sales.

Non-interest expense, excluding the pre-tax one-time charge of $1.0 million, totaled $5.4 million for the third quarter of 2002, an increase of 19.3% over the $4.5 million in the prior year period, excluding the goodwill amortization of $194,000. The increase supported overall growth in the Company, including a 16% increase in salary expense resulting from a 15.3% increase in full-time equivalent employees. Excluding the one-time charge, the efficiency ratio was 66.1% compared to 64.8% for the same quarter last year.

The Company experienced solid balance sheet growth over the last twelve months, with assets, loans and deposits growing 9.7%, 7.3%, and 10.1%, respectively. Asset growth reflected both a $29.3 million increase in loans and a $29.1 million increase in investment securities available for sale. The increase in loans was led by growth in commercial real estate, up 13.2% over the past twelve months.

Mr. Irwin commented, "We have been very successful in our efforts to remix deposits toward lower cost non-interest bearing and other core deposits. Our newest branch in affluent Morris County has been a significant contributor to this trend." Almost half of the deposit growth came from non-interest bearing deposits, which now account for 26.2% of total deposits compared to 23.0% a year ago.

Mr. Irwin noted that asset quality has recently shown some deterioration recently, mainly in the commercial real estate and leasing portfolios. Mr. Irwin added, "We are very well reserved and continue to monitor our portfolios closely and we believe additional reserves are not warranted at this time." The net charge-off ratio on an annualized basis was 0.17% for the third quarter of 2002, compared to 0.09% for the year ago quarter. Non-performing and past due assets were 0.51% of total assets at period end, while reserve coverage of nonperforming assets was 187%. The allowance for loan losses stood at 1.59% of period-end loans.

Shareholders' equity totaled $49.9 million at September 30, 2002, up 12.6% from twelve months ago. The Company paid a $0.10 per share cash dividend during the third quarter, up 17.6% from the third quarter of 2001. Diluted shares outstanding at period-end were 7,020,000.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates 15 branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also owns two non-bank subsidiaries: Greater Community Financial, L.L.C., a full service securities broker-dealer, and Highland Capital Corp., an equipment leasing and financing subsidiary.

Item 7.  Financial Statements and Exhibits.

  (c)    Exhibits.  The following exhibit is being filed with this Report and is attached hereto:

                    99.1 Press Release issued October 21, 2002 relating to the announcement of the third quarter 2002 earnings.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                   GREATER COMMUNITY BANCORP
                                  (Registrant)




Date: October 23, 2002              /s/ Naqi A. Naqvi
      ----------------             ---------------------------
                                    (Signature)

                                      Naqi A. Naqvi
                                      Vice President and Treasurer
                                      Principal Accounting Officer

                                  Exhibit 99.1
                           GREATER COMMUNITY BANCORP
           55 Union Blvd., P.O. Box 269, Totowa, New Jersey 07511-0269
                       (973) 942-1111 Fax: (973) 942-9816
                            www.greatercommunity.com



FOR FURTHER INFORMATION:

AT GREATER COMMUNITY BANCORP                FOR MEDIA:
----------------------------                ----------
George E. Irwin                             Linda Margolin
President & CEO                             Margolin & Associates, Inc.
973-942-1111      x 1018                    216-765-0953
geirwin@greatercommunity.com                lmargolin@margolinassociates.com


                            GREATER COMMUNITY BANCORP
                          REPORTS THIRD QUARTER RESULTS

TOTOWA, N.J. - October 21, 2002 - Greater Community Bancorp (Nasdaq: GFLS) today reported net income for the quarter ended September 30, 2002 of $1.2 million or $0.16 per diluted share. Net income for the quarter ended September 30, 2001 was $1.4 million or $0.19 per diluted share.

In a move that will reduce interest expense substantially going forward and still preserve the Company's strong capital position, Greater Community issued $24.0 million of trust-preferred securities with an interest rate of 8.45% on June 28, 2002, refinancing a prior issue at 10%, which was redeemed on July 8, 2002. As a result of this refinancing, the Company will realize approximately $350,000 in annual interest savings. In connection with this redemption, an after-tax charge of $670,000 was recorded to eliminate the unamortized portion of the financing expense for this issue.

On January 1, 2002, the Company adopted a new accounting standard, which eliminates the amortization of goodwill. Excluding the one-time charge to write off the deferred costs and 2001 goodwill amortization of $194,000, net income for the quarter ended September 30, 2002 would have been $1.8 million or $0.25 per diluted share, a 16.9% and 13.6% increase in net income and diluted earnings per share, respectively.

For the nine months year-to-date, net income was $5.3 million, up 31.6% from the $4.0 million reported for the first nine months of 2001. Diluted per share earnings were $0.71, a 26.8% increase from $0.56 reported in the same 2001 period. Excluding the aforementioned one-time charge as well as the 2001 goodwill amortization, income and per share earnings rose 29.5% and 25.0%, respectively. All per share amounts have been adjusted to reflect the 5% stock dividend paid on July 31, 2002.

For the third quarter of 2002, returns on average equity ("ROE") and average assets ("ROA") were 9.5% and 0.67%, respectively, compared to 12.8% and 0.85% for the prior year third quarter. Adjusted to exclude the 2002 impact of the one-time redemption charge to write off deferred financing costs and the 2001 amortization of goodwill, ROE and ROA were 14.9% and 1.06%, respectively, compared to 14.6% and 0.97% for the prior year third quarter. For the nine months year-to-date, ROE and ROA were 16.5% and 1.17%, respectively, compared to 14.6% and 0.97% for the same 2001 period, adjusted to exclude the 2002 redemption charge and the 2001 amortization of goodwill.

George E. Irwin, President and CEO of Greater Community Bancorp, commented, "We've experienced substantial loan growth over the past twelve months. More recently, however, loan growth was moderate as a result of high levels of refinancing activity in our marketplace. Our successful community banking business model continues to attract new customers, as well as deposits to fund ongoing loan growth. We still see good lending opportunities going forward, although at a slower rate."

Operating revenue, consisting of net interest income and non-interest income excluding securities gains of $122,000, totaled $8.2 million for the third quarter of 2002, an increase of 16.9% over the prior year's third quarter. Net interest income increased 22.1% to $6.8 million, and reflected 7.1% increase in average earning assets coupled with a 52 basis point improvement in the net interest margin to 4.11%. The margin benefited from the decline in interest rates compared to the 2001 third quarter, in combination with a more favorable mix of deposits.

Excluding securities gains, non-interest income for the third quarter of 2002 was $1.3 million, down 3.6% from the $1.4 million reported last year, mainly as a result of a lower level of leasing sales.

Non-interest expense, excluding the pre-tax one-time charge of $1.0 million, totaled $5.4 million for the third quarter of 2002, an increase of 19.3% over the $4.5 million in the prior year period, excluding the goodwill amortization of $194,000. The increase supported overall growth in the Company, including a 16% increase in salary expense resulting from a 15.3% increase in full-time equivalent employees. Excluding the one-time charge, the efficiency ratio was 66.1% compared to 64.8% for the same quarter last year.

The Company experienced solid balance sheet growth over the last twelve months, with assets, loans and deposits growing 9.7%, 7.3%, and 10.1%, respectively. Asset growth reflected both a $29.3 million increase in loans and a $29.1 million increase in investment securities available for sale. The increase in loans was led by growth in commercial real estate, up 13.2% over the past twelve months.

Mr. Irwin commented, "We have been very successful in our efforts to remix deposits toward lower cost non-interest bearing and other core deposits. Our newest branch in affluent Morris County has been a significant contributor to this trend." Almost half of the deposit growth came from non-interest bearing deposits, which now account for 26.2% of total deposits compared to 23.0% a year ago.

Mr. Irwin noted that asset quality has recently shown some deterioration recently, mainly in the commercial real estate and leasing portfolios. Mr. Irwin added, "We are very well reserved and continue to monitor our portfolios closely and we believe additional reserves are not warranted at this time." The net charge-off ratio on an annualized basis was 0.17% for the third quarter of 2002, compared to 0.09% for the year ago quarter. Non-performing and past due assets were 0.51% of total assets at period end, while reserve coverage of nonperforming assets was 187%. The allowance for loan losses stood at 1.59% of period-end loans.

Shareholders' equity totaled $49.9 million at September 30, 2002, up 12.6% from twelve months ago. The Company paid a $0.10 per share cash dividend during the third quarter, up 17.6% from the third quarter of 2001. Diluted shares outstanding at period-end were 7,020,000.

About the Company

Greater Community Bancorp is a financial holding company headquartered in Totowa, New Jersey. The Company operates 15 branches in the northern New Jersey counties of Bergen, Passaic and Morris through its three state-chartered commercial bank subsidiaries: Greater Community Bank, Bergen Commercial Bank and Rock Community Bank. They provide traditional commercial and retail banking services to small businesses and consumers in New Jersey. The Company also owns two non-bank subsidiaries: Greater Community Financial, L.L.C., a full service securities broker-dealer, and Highland Capital Corp., an equipment leasing and financing subsidiary.

Safe Harbor Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company's business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

                                                   Greater Community Bancorp
                                               CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                          (Unaudited)

---------------------------------------------------------------------------------------------------------------------------------
                                                              3rd Qtr       2nd Qtr      1st Qtr        4th Qtr       3rd Qtr
(dollars in thousands except per share data)                   2002          2002          2002          2001          2001
                                                           ----------------------------------------------------------------------
EARNINGS
   Net interest income                                          $  6,819      $  6,714      $  6,262      $  5,932      $  5,588
   Provision for loan loss                                           223           217           221           249           221
   Non-interest income                                             1,466         1,746         1,964         2,099         1,444
   Non-interest expense                                            6,415         5,286         4,965         4,649         4,718
   Net income                                                      1,177         2,039         2,094         2,044         1,386
   Net income(1)                                                   1,177         2,039         2,094         2,239         1,580
PER SHARE DATA(2)
   Basic earnings per share                                     $   0.17       $  0.29      $   0.30       $  0.29      $   0.20
   Diluted earnings per share                                       0.16          0.27          0.28          0.28          0.19
   Diluted earnings per share(1)                                    0.16          0.27          0.28          0.31          0.22
   Book value per share                                             7.11          7.48          7.08          6.87          6.68
   Cash dividend per share                                         0.100         0.100         0.085         0.085         0.085
PERFORMANCE RATIOS
   Return on average assets                                        0.67%         1.20%         1.26%         1.24%         0.85%
   Return on average equity                                         9.5%         16.8%         17.9%         18.0%         12.8%
   Net interest margin(3)                                          4.11%         4.24%         4.18%         3.79%         3.59%
   Efficiency Ratio                                                66.1%         63.4%         63.8%         59.4%         64.8%
MARKET DATA
   Market value per share -- Period end                           $14.68        $16.09        $13.70        $11.75        $10.65
   Cash dividend yield(3)                                          2.72%         2.49%         2.48%         2.89%         3.19%
   Common stock dividend payout ratio                              62.5%         36.7%         30.4%         30.4%         44.7%
   Period-end common shares outstanding (000) 2                    7,020         7,034         7,040         7,043         6,962
   Common stock market capitalization ($Millions)                  103.1         107.8          96.4          82.8          74.1
CAPITAL & LIQUIDITY
   Equity to assets                                                6.94%         6.85%         7.09%         6.98%         6.76%
   Average loans to deposits                                       81.2%         81.2%         83.5%         84.4%         81.9%
ASSET QUALITY
   Net charge-offs                                               $   175       $   201       $   205       $   223       $    86
   Net loan charge-offs to average loans(3)                        0.17%         0.19%         0.20%         0.22%         0.09%
   Non-performing assets + 90 days past due                     $  3,633      $  1,734      $  1,839      $  2,127      $  2,191
   NPAs + 90 day past due/ Total assets                            0.51%         0.24%         0.27%         0.32%         0.33%
   Allowance for loan losses/ Total loans                          1.59%         1.55%         1.58%         1.54%         1.55%
   Allowance for loan losses/NPA's + 90 days past due               187%          378%          345%          297%          283%
END OF PERIOD BALANCES
   Total loans, net of unearned fees                            $428,754     $ 422,947      $402,026     $ 410,570      $399,440
   Total assets                                                  718,957       721,059       669,884       660,839       655,560
   Deposits                                                      531,945       528,097       491,082       484,623       483,177
   Shareholders' equity                                           49,883        49,380        47,485        46,112        44,322
   Full-time equivalent employees                                    203           196           187           168           176
AVERAGE BALANCES
   Loans                                                        $422,958     $ 412,766      $406,394     $ 399,101      $394,487
   Total earning assets                                          641,586       625,964       605,108       595,923       599,040
   Total assets                                                  697,879       680,920       666,009       658,109       650,741
   Deposits                                                      520,980       508,442       486,887       473,071       481,885
   Shareholders' equity                                           49,601        48,457        46,909        45,548        43,346

(1) Amortization of goodwill is excluded for the 2001 quarters for comparative purposes
(2) Restated for the 5% stock dividends in July 2002 and 2001
(3) Annualized for comparative purposes